[NEW BASTION DEVELOPMENT INC. LETTERHEAD]

October 25, 2008

Mr. Patrick O’Keefe

Jetronic Industries, Inc.

1000 NW 65th Street, Suite 103

Fort Lauderdale, Florida 33309

Dear Mr. O’Keefe:

New Bastion Development, Inc. (“New Bastion”) is pleased to submit this letter of intent to Jetronic Industries, Inc. (“Jetronic”) reflecting its proposal to be reorganized with Jetronic (the “Transaction”).

The Transaction would be effected pursuant to a mutually satisfactory definitive reorganization agreement (the “Agreement”) representing a merger, share exchange or other similar transaction. The closing of the Transaction will take place no later than sixty (60) days after the execution of the Agreement, or as soon as practicable pursuant to applicable U.S. Securities and Exchange Commission rules. The Transaction shall qualify as tax free exchange under the Internal Revenue Code. The Agreement would include the following material terms and conditions set forth in paragraphs 1 through 11 below:

1.

Pursuant to the Agreement, New Bastion will reorganize with Jetronic, with Jetronic as the surviving corporation.  The aggregate consideration for the Transaction will consist solely of Jetronic common stock. Upon completion of the Transaction, the capitalization of Jetronic shall consist of 19,267,500 shares of common stock outstanding, of which present Jetronic shareholders shall retain approximately 9,587,500 shares of common stock, and New Bastion shareholders shall retain approximately 9,680,000 shares of common stock. Also, New Bastion shall cancel all of the 15,750,000 shares of Jetronic common stock that was previously issued to New Bastion by Jetronic. New Bastion shareholders holding the 550 shares of Series A Convertible Preferred Stock shall retain such shares until such time that Jetronic’s capital structure will enable it to issue 550 shares of comparable preferred stock.

2.

The shares of Jetronic common stock received by shareholders of New Bastion in connection with the Transaction will be not be registered for resale under the Securities Act of 1933, as amended (the “Securities Act”).  As such, these shares will be subject to resale restrictions as set forth in Rule 144 of the Securities Act and certain other resale limitations.

3.

In the Agreement, Jetronic and New Bastion will make certain mutually agreeable customary representations, warranties and covenants relating to the capitalization and ownership of Jetronic and New Bastion, the absence of any litigation or undisclosed liabilities, the accuracy and completeness of financial statements and other similar matters.

4.

The closing of the Transaction is conditioned, among other customary matters, upon the following:

A.

The execution and delivery of the Agreement by Jetronic and New Bastion;

B.

The approval of the Transaction by the Board of Directors of Jetronic and New Bastion;

C.

The delivery of each party to the other audited financial statements for the last fiscal year and interim unaudited financial statements for the quarterly periods thereafter;

D.

Jetronic preparing the requisite Form 8-K required to be filed within four business days of the closing of the Transaction.

5.

Each party shall have thirty (30) days from the date of this Agreement to investigate all aspects of the other party relevant to the Transaction, including without limitation, balance sheet data, ownership and value of assets and property, and other information that is customarily investigated in connection with transactions of this nature.

7.

New Bastion acknowledges that during the period from the date hereof through the closing date, New Bastion, and personnel at New Bastion, may become aware of  “material non-public information” (as defined under applicable securities laws) regarding Jetronic. New Bastion understands, and they will communicate to persons having knowledge of any such information, that they are required under applicable securities laws to refrain from trading in securities of Jetronic while in possession of this information and to refrain from disclosing this information to anyone except as required in pursuing the Transaction. Jetronic’s obligation in this regard is reciprocal.

9.

New Bastion, on the one hand, and Jetronic, on the other hand, will each pay their respective legal, accounting, tax, brokers, and other advisor's expenses incurred in pursuing and consummating the Transaction. Jetronic agrees, however, that if the Transaction is consummated, all of New Bastion’s expenses incurred in connection with the Transaction will be paid by Jetronic subsequent to the closing of the Transaction.

10.

Neither party shall make any public announcement or any press release, or disclose to any other party (other than financial accounting and legal representatives of the parties), any information or dissemination among the parties regarding this letter of intent or the subject matter thereof without the prior written consent of the other party unless otherwise required by law or as set forth in Jetronic’s filings with the SEC. The parties agree, however, that upon the execution of this letter of intent, Jetronic shall make a public press release over the appropriate financial news wires regarding this letter of intent which shall have been previously approved by New Bastion.

11.

The provisions of this letter of intent shall be subject to the final definitive terms of the Agreement.

It is understood that this letter of intent with the exception of paragraphs 7 through 10, does not constitute a binding agreement between the parties. It does, however set forth the present intention of the parties to negotiate toward the execution of the Agreement upon the terms and conditions as described above and such other terms and conditions as are mutually acceptable to the parties. If the Agreement is not executed on or before the sixty (60) day time period first described above, the parties shall have no further obligations to each other except as set forth in paragraphs 7 through 10.

If the foregoing sets forth our understanding, please so indicate by returning one fully executed copy of this letter of intent to New Bastion.

Very Truly Yours,

/s/Elliot Bellen

Elliot Bellen, President

New Bastion Development, Inc

Acknowledged and agreed to

this 25th day of October 2008

By:___ /s/Patrick O’Keefe_________

Patrick O’Keefe, President

Jetronic Industries, Inc.

3